Exhibit 99.1

MTM Technologies Announces Financial Results for Fourth Quarter
and Fiscal Year 2008 Ended March 31, 2008

•	Positive EBITDA of $3.8 million for fiscal year 2008 ended March 31, 2008, an increase of $18.2 million over fiscal year 2007;

•	Overall gross margin improvement of 2.8 percentage points over fiscal year 2007; and

•	Services gross margin improvement of 4.1 percentage points over fiscal year 2007

STAMFORD, CT – June 23, 2008 – MTM Technologies, Inc. (NASDAQ: MTMC), a leading national provider of innovative IT solutions and services to Global 2000 and mid-size companies, today announced financial results for its fourth quarter and fiscal year 2008 ended March 31, 2008.

Steve Stringer, President and Chief Operating Officer, said “We are pleased that we met our objective in fiscal 2008 of returning to positive EBITDA even as our product revenues declined due to our strategic decision not to pursue non-strategic low margin product sales and in the face of a challenging economy.  We have significantly lowered our cost structure the past several quarters to align with our current revenues.”

Key Highlights for Fiscal Year 2008

•	Positive EBITDA in each quarter; increasing to $3.8 million for fiscal year 2008 compared to an EBITDA loss of $14.5 million in fiscal year 2007;

•	Invited into the Cisco elite Global/National reseller group in August which resulted in additional Cisco resources dedicated to driving growth in Unified Communications;

•	Hosted over 100 events involving Application Virtualization and Unified Communication in support of Citrix and Cisco respectively, generating over 4,000 leads;

•	Ramped focus on Virtualization strategy with more than 60 internal engineers certified on market leading partners’ technology in fiscal 2008;

•	Now monitoring over 11,500 devices within our Aware 360/NOC monitoring and Managed Services platform; and

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Numerous new client wins in the Company’s core solutions areas of Access, Convergence, Consolidation and Virtualization, as well as for its Managed Service offerings.  These new wins include both professional service and long-term managed services engagements.

Full Fiscal Year 2008 Results

Net revenue was $242.7 million for the year ended March 31, 2008, representing a decline of 11.7% over fiscal year 2007.  Within total revenue, product revenue was $171.9 million or 71% of total revenue.  Product revenue was down 16.9% as compared to the previous year.  As the Company has previously discussed, during fiscal year 2008 the Company commenced a program to focus on higher margin products. The decline in product revenue is also largely attributable to a slowdown of orders resulting from overall macro economic factors that continue to affect our industry.  For the full year fiscal 2008, our Access sales from Citrix and our Unified Communications sales from Cisco increased a combined 6% as compared to the prior year period.  For the year, services revenue was $70.7 million, representing 29% of total revenue.  Services revenue was up 3.9% as compared to the previous year.

Gross profit was $55.6 million for fiscal year 2008, resulting in an overall gross margin of 22.9%.  Gross margins improved from 20.1% in the previous year.  Product gross margin for fiscal 2008 was 15.8%, an increase from 14.8% in the previous year.  Services gross margin was 40.2% in fiscal 2008, which was up from 36.1% in the prior year.  Service gross margin for the year was at the high end of the company’s targeted range of 37% to 40%.

Selling, general and administrative expenses, excluding depreciation, amortization, stock-based compensation, and restructuring costs were $51.8 million for fiscal year 2008, a decrease of approximately $11.8 million compared to fiscal year 2007.  As a percentage of revenue selling, general and administrative expenses declined to 21.3% of total revenue for fiscal year 2008 compared to 23.1% of total revenue for fiscal year 2007.

EBITDA for fiscal year 2008 ended March 31, 2008 was a positive $3.8 million as compared to a loss of $14.5 million in fiscal year 2007.

Net loss available to common shareholders was $18.9 million, which includes $20.7 million of non-cash related to depreciation, amortization, stock-based compensation, taxes, interest and preferred stock dividends, or $1.45 loss per share, for the fiscal year ended March 31, 2008, compared to a loss of $35.2 million, or $3.00 loss per share, in fiscal year 2007.

Fourth Quarter Fiscal Year 2008 Results

Net revenue was $54.1 million for the quarter ended March 31, 2008, representing a decline of 8.6% over the prior quarter and a decline of 13.0% over the comparable prior year period.  Within total revenue, product revenue was $37.4 million or 69% of total revenue.  Product revenue was down 8.4% as compared to the previous quarter and down 18.8% over the comparable prior year period.  For the quarter, services revenue was $16.7 million, representing 31% of total revenue.  Services revenue was down 8.9% as compared to the previous quarter but up 3.2% on a year-over-year basis.

Gross profit was $12.7 million for the fourth quarter of fiscal 2008, resulting in an overall gross margin of 23.4%.  Gross margins declined from 24.1% in the previous quarter but improved from 19.4% in the comparable prior year period.  Product gross margin for the fourth quarter of fiscal 2008 was 16.2%, a slight decrease from 17.0% in the previous quarter but an increase from 14.5% in the prior year’s quarter.  Services gross margin was 39.6% in the fourth quarter of fiscal 2008, which was down slightly from 40.0% in the previous quarter but up from 33.0% as compared to the prior year’s quarter.

Selling, general and administrative expenses, excluding depreciation, amortization, stock-based compensation, and restructuring, were $12.4 million a decrease of approximately $70,000 over the prior quarter and a decrease of $4.2 million as compared to the same quarter in the prior year.

EBITDA for the fourth fiscal quarter ended March 31, 2008 was a positive $253,000 as compared to a positive $1.8 million in the previous quarter and a loss of $6.1 million in the fourth quarter of fiscal 2007.

Net loss available to common shareholders was $5.9 million, which includes $5.7 million of non-cash related to depreciation, amortization, stock-based compensation, taxes, interest and preferred stock dividends, or $0.45 loss per share, for the quarter ended March 31, 2008, compared to a loss of $11.3 million, or $0.95 loss per share, in the same quarter a year ago.

Strategic Cost Alignment

MTM Technologies implemented additional expense reductions in May 2008 including a reduction in force of approximately 40 people or 8% of MTM’s workforce.  The headcount reductions are expected to generate savings of approximately $4.0 million annually.  These expense reductions are in addition to the actions that were undertaken in February 2008 and in aggregate these actions are expected to save MTM Technologies approximately $8 million annually.  MTM Technologies will continue to selectively invest in profitable revenue generating headcount such as sales people and around our growth initiatives including our Access and Unified Communications offerings.

Additional Financing Arrangements

On June 18, 2008 MTM Technologies issued a press release with detail regarding the $6.5 million of additional funding that the Company received from its existing lender and investors.

Columbia Partners increased MTM’s existing debt amount by an additional $3.0 million and agreed to temporarily ease certain financial covenants.  In exchange, MTM agreed to increase the interest rate due upon repayment of the principal.

MTM also received a loan from its existing investors totaling $3.5 million with $3.0 million coming from Pequot Ventures and $0.5 million coming from Constellation Ventures.  As part of the loan agreement, MTM Technologies issued 797,849 warrants to Pequot Ventures and 129,032 warrants to Constellation Ventures to purchase shares of MTM preferred stock at an exercise price of between $0.375 and $0.3875.  Pequot also agreed to further modify the existing $2.5 million of MTM notes that were executed in February and amended in March to extend the repayment date until December 2009.

Finally, MTM’s credit facility lender, GE CDF, agreed to modify its agreement to temporarily ease certain financial covenants and to allow MTM to proceed with the new funding.

“We believe that the additional financing from Columbia Partners, Pequot Ventures and Constellation Ventures is further validation of our strategic business plan and this will improve our working capital position for fiscal 2009,” said Steve Stringer, President and Chief Operating Officer.

MTM, MTM Technologies and Aware360 are trademarks of MTM Technologies, Inc.  All other company and trademark names are the property of their respective owners.

Conference Call Details

In conjunction with this announcement, MTM Technologies will host a conference call on Tuesday, June 24, 2008, at 9:00 a.m. ET to discuss the Company’s financial results.  To access this call, dial (888) 677-8769 (domestic) or (913) 312-0696 (international).  Additionally, a live webcast of the conference call will be available on the “Investor Relations” page on the Company’s website, www.mtm.com.

A replay of this conference call will be available from 12:00 p.m. ET on Tuesday, June 24, 2008 through midnight ET on Thursday, July 24, 2008 at (888) 203-1112 (domestic) or (719) 457-0820 (international).  The replay pass code is 7754334.  An archived webcast of this conference call will also be available on the “Investor Relations” page of the Company’s website, www.mtm.com.

Non-GAAP Financial Measures

MTM Technologies believes that EBITDA, which is not a recognized measure for financial presentation under United States generally accepted accounting principles (“GAAP”), provides investors and management with a useful supplemental measure of its operating performance  because it more closely approximates the cash generating ability of the Company as compared to operating income (loss).  EBITDA excludes the impact of interest, taxes, depreciation, amortization, stock based compensation and other expense.  A table reconciling net loss calculated in accordance with GAAP to EBITDA is included in the financial statements in this release.  EBITDA does not have any standardized definition and is therefore unlikely to be comparable to similar measures presented by other reporting companies.

About MTM Technologies, Inc.

MTM Technologies, Inc. is a leading national provider of innovative IT solutions and services to Global 2000 and mid-size companies.  Partnered with industry-leading technology providers such as Cisco Systems, Citrix, Microsoft, HP, Sun Microsystems, EMC, and Avaya, MTM Technologies offers comprehensive solutions in the areas of access, convergence, consolidation, and virtualization.  In addition, MTM Technologies provides a broad range of managed services, including system monitoring and management, hosting, security management, IP telephony management, and IT support, as well as IT staffing and training services.  For more information, visit www.mtm.com.

“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995

Except for the historical information herein, the matters discussed in this release include forward-looking statements. In particular, the forward-looking statements contained in this release include statements about future financial and operating results. When used in this press release, the words: believes, intends, plans, anticipates, expects, estimates, and similar expressions are intended to identify forward-looking statements. Such forward-looking statements are subject to a number of risks, assumptions and uncertainties that could cause actual results to differ materially which include, but are not limited to, the following: a significant portion of the company’s quarterly sales are concluded in the last month of the fiscal quarter; the Company’s key strategic relationships; the length of sales and delivery cycles; the risk of obtaining financing and complying with our lenders’ financial covenants; the timing, cost and success or failure of current and new product and service introductions; and other risks affecting MTM’s businesses generally and as set forth in MTM’s most recent filings with the Securities and Exchange Commission. All forward-looking statements in this release are qualified by these cautionary statements and are made only as of the date of this release. MTM is under no obligation (and expressly disclaims any such obligation) to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

For more information, contact: Michael Kern Vice President Integrated Corporate Relations, Inc. 617-956-6731 michael.kern@icrinc.com	J.W. (Jay) Braukman, III Chief Financial Officer MTM Technologies, Inc. 203-975-3700 investorrelations@mtm.com

MTM TECHNOLOGIES, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(In thousands, except share data)

	March 31,
	2008	2007
ASSETS	(Unaudited)	(Audited)

Current assets:
Cash	$3,210	$4,439
Accounts receivable - trade, net of allowances of $974 and $1,552, respectively	42,207	46,543
Inventories	576	2,210
Prepaid expenses and other current assets	5,958	5,389
Total current assets	51,951	58,581

Property and equipment, net	10,813	16,005
Goodwill	69,960	69,987
Identified intangible assets, net of amortization	1,783	3,809
Other assets	968	1,079
TOTAL ASSETS	$135,475	$149,461

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Secured revolving credit facilities	$8,100	$10,692
Inventory financing agreements	15,801	11,358
Related party note payable	2,431	-
Accounts payable	18,603	30,737
Accrued expenses	4,225	11,207
Deferred revenue	5,734	6,477
Current portion of capital lease obligations	383	548
Total current liabilities	55,277	71,019

Secured promissory note	23,578	23,507
Other long-term liabilities	9,673	5,616
Total liabilities	88,528	100,142

Shareholders' equity:
Series A preferred stock, $.001 par value; 39,300,000 and 33,500,000 shares authorized; issued and outstanding 29,569,259 and
22,645,766 shares at March 31, 2008 and March 31, 2007, respectively	66,515	54,307
Common stock, $.001 par value; authorized 150,000,000 and 80,000,000 shares
authorized; issued and outstanding 13,354,549 and 11,920,919 shares, respectively	13	12
Additional paid-in capital	54,139	54,315
Accumulated deficit	(73,720)	(59,315)
Total shareholders' equity	46,947	49,319
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$135,475	$149,461

MTM TECHNOLOGIES, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(In thousands, except per share data)

	Three Months Ended		Year Ended
	March 31,		March 31,
	2008	2007	2008	2007
	(Unaudited)	(Unaudited)	(Unaudited)	(Audited)
Net revenues:
Products	$37,428	$46,066	$171,940	$206,917
Services	16,717	16,202	70,745	68,061
Total net revenues	54,145	62,268	242,685	274,978
Costs and expenses:
Cost of products sold	31,369	39,367	144,831	176,284
Cost of services provided	10,101	10,852	42,283	43,507
Selling, general and administrative expenses	14,677	19,971	62,326	75,167
Restructuring	-	1,517	-	6,056
Total costs and expenses	56,147	71,707	249,440	301,014
(Loss) income from operations	(2,002)	(9,439)	(6,755)	(26,036)
Interest expense, net	(2,168)	(1,275)	(6,757)	(5,108)
Other expenses	(10)	(46)	129	(446)
Loss before income tax provision	(4,180)	(10,760)	(13,383)	(31,590)
Provision (benefit) for income taxes	586	(347)	1,022	427

Net loss	$(4,766)	$(10,413)	$(14,405)	$(32,017)
Preferred stock dividend	(1,173)	(930)	(4,509)	(3,168)
Net loss available to common shareholders	$(5,939)	$(11,343)	$(18,914)	$(35,185)
Net loss per common share:
Basic and Diluted	$(0.45)	$(0.95)	$(1.45)	$(3.00)

Weighted average number of common shares outstanding:
Basic and Diluted	13,335	11,902	13,021	11,741

MTM TECHNOLOGIES, INC. AND SUBSIDIARIES
EBITDA Reconciliation

	Year Ended
	March 31,
(in thousands)	2008	2007
EBITDA	$3,763	$(14,457)
Depreciation and amortization	9,294	9,361
Interest expense, net	6,757	5,108
Stock based compensation	1,224	2,218
Other (income) expense	(129)	446
Income taxes	1,022	427

Net loss	$(14,405)	$(32,017)

Source : MTM Technologies (MTMC)